EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and gentlemen:

We consent to the incorporation and use in this Registration Statement of TapImmune Inc. on Form S-1/A of our audit report, dated April 9, 2010, relating to the accompanying consolidated balance sheets of TapImmune Inc. as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2009 and 2008 and the period from July 27, 1999 (inception) through December 31, 2009.

We also consent to the reference of our Firm under the title “Experts” in the Registration Statement S-1/A and this prospectus.

                          /s/ DMCL
Vancouver, Canada                                                              Dale Matheson Carr-Hilton LaBonte LLP
July 28, 2010                                                                          Chartered Accountants